UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  April 7, 2011

PAXTON ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-52590	20-1399613
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

295 Highway 50, Suite 2, Lake Village Professional Building, Stateline, NV 89449
Mailing Address:  P.O. Box 1148, Zephyr Cove, NV 89448-1148
(Address of principal executive offices)

Registrant’s telephone number, including area code: (775) 588-5390

Copy of correspondence to:

Richard A. Friedman, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 7, 2011, Paxton Energy, Inc. (the “Company”) entered into a First Addendum to Asset Sale Agreement (the “Amendment”) with Montecito Offshore, L.L.C. (“Montecito”), which amended the Asset Sale Agreement entered into between the Company and Montecito on March 28, 2011 (the “Agreement”).  Pursuant to the terms of the Agreement, Montecito agreed to sell the Company a 70% leasehold working interest, with a net revenue interest of 51.975% of certain oil and gas leases owned by Montecito for $2 million and 15 million shares of common stock of the Company.  Pursuant to the Amendment, the payment terms were amended to $1,500,000 in cash, a subordinated promissory note in the amount of $500,000, and 15 million shares of common stock of the Company, of which $20,000 is required to be paid by April 11, 2011 and the remaining $1,480,000 and 15 million shares are due at closing, which closing is scheduled to occur on or before April 19, 2011.  The subordinated promissory note shall be due ninety (90) days following the closing.

ITEM 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

10.01	First Addendum to Asset Sale Agreement dated April 7, 2011, between Montecito Offshore, L.L.C. and Paxton Energy, Inc.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAXTON ENERGY, INC.

Date: April 11, 2011	By: /s/ CHARLES F. VOLK, JR.
Charles F. Volk, Jr.
Chief Executive Officer